  FORM OF JURI RELATIONSHIP OFFICER INDEPENDENT CONTRACTOR AGREEMENT

     THIS JURI RELATIONSHIP OFFICER INDEPENDENT CONTRACTOR AGREEMENT (this "Agreement") is entered into by and between Juro System Inc, a Wyoming corporation (the "Company"), and ____________________, a ____________ established in _______ with a registered office at ____________ (the "Juri Relationship Officer" or "JRO") as of _____ (the "Commencement Date").

  RECITALS

     A.  The Company, a Wyoming corporation with its registered office located at 30 N Gould St, Suite 4836, Sheridan, WY 82801, United States of America, on behalf of itself and also in its capacity as: trustee of the Juro Organization, custodian of the Juro Money Zero Maturity ETF,  and beneficiary of the Juro Treasury (hereafter "TREASURY"), that shall be registered as a public company with the U.S. Securities and Exchange Commission in due course, was formed for the purpose of operating, administering, and economically exploiting the products, series, tools, systems, and intellectual property of the Juro Organization and related services, as defined in the Irrevocable Juro Trust Deed, through itself and a number of affiliated entities controlled by affiliates of the Company (collectively d/b/a "The Juro System") ("Juro");

     B.  The Company desires to engage JRO to assist the Company and its affiliates (Juro) in the strategic management of its business operations, capital conversions of the Juro System; investment opportunities in the financial services market; mergers and acquisitions; recruitment of professional and licensed service providers for non-performing assets portfolio administration, loan servicing, and sales subject to all of the terms and conditions of the trust deed, this Agreement, the juro Digital Money Offering Circular,  and the respective prospectuses and/or private placement memorandums of the Company, as applicable and as modified or amended from time to time.

     C.  All parties to this Agreement are members of the Juro Organization (hereafter "Members of the Juri"), and have subscribed to the irrevocable trust deed of the Juro Organization (hereafter "trust deed") and the universal Juro Terms and Conditions as evidenced on the webpage https://juro.systems/terms-conditions (hereafter "T&C") . This Agreement is subservient to and governed by the trust deed and the T&C. In any event where there is a conflict between this Agreement and any provision of the trust deed or the T&C, the trust deed and the T&C shall prevail. If there is a conflict between any provision of the trust deed and the T&C, the trust deed shall prevail.

     D.  JRO desires to proceed with such relationship with the Company on the terms and conditions set forth herein.

     E.  Juro desires to proceed with such relationship with the Company on the terms and conditions set forth herein.

  AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1.  Engagement as Juri Relationship Officer.

               a. The Company agrees to engage JRO, and JRO accepts such engagement, on the terms and conditions set forth herein, effective as of the date first provided on page 1 of this Agreement, (the "Commencement Date"), until this Agreement is terminated in accordance with Section  6.

               b. During the term of the engagement, JRO will be held out to the public as a "JRO" or "Agent" to Juro. JRO may also be termed a "Juro Agent".

               c. JRO will provide all services to be performed hereunder as an independent contractor. The Company will classify JRO as an independent contractor for all purposes. JRO is not entitled to participate in any benefit plan, policy, or program sponsored or maintained by Company for the benefit of its employees, even if it is later determined that JRO is a common law employee of Company for any purpose. Payments due to JRO hereunder shall not be subject to withholding except as required by law.

  As an Independent Contractor,

  JRO will be responsible for payment of any federal and state payroll and self-employment taxes attributable to payments received for services performed by JRO for sales services rendered and will not be considered an employee for federal or state payroll tax purposes.

   JRO shall not be working under any supervision by the Company and shall set their own work hours and routine.

    JRO will provide their own materials, tools, and equipment, and will expect no  reimbursement for any out-of-pocket expenses incurred by JRO in the performance of the services.

    JRO has the right, but not the obligation, to perform representative sales agent services, membership originations, and deal originations for a commission based on the value of each successful gross transaction originated by the JRO for the Company at a basis defined herein.

          2.  Duties.
               a. JRO. During the term of the engagement, JRO will serve as a "Juri Relationship Officer" to the Company. In that capacity, JRO will devote approximately 25% of his business time to the business and affairs of the Company. JRO will:

  advise the Company on business, operational, financing and investment issues arising in connection with the analysis, acquisition, management, marketing, and disposition of investment opportunities, by or on behalf of Juro and its investment funds ("Juro Funds");

   assist the Company in obtaining investment opportunities for the Juro Funds by, among other things, introducing representatives of the Company to (A)  CEOs and other senior representatives of business enterprises, (B)  prospective managers and (C)  investment bankers or other intermediaries;

   counsel and advise the Company's investment professionals regarding (A)  new business initiatives, (B)  target portfolio investments, (C)  due diligence matters, and (D)  investment strategy;

   assist in recruiting employees, service providers, agents, and JROs to the Company and portfolio companies owned by the Juro Funds ("Portfolio Companies"), and assist in recruiting directors for the boards of the Portfolio Companies;

   counsel and advise senior management of the Portfolio Companies or affiliate companies on an as-needed basis, as mutually agreed by JRO and the Company;

  such other duties as the Company and JRO deem appropriate.

               b. Standard of Duty. JRO acknowledges and agrees that JRO has a duty to act in the best interests of Juro and to do no act that would knowingly injure the business, interests or reputation of Juro, the Portfolio Companies or, to the best of JRO's knowledge, any of its or their subsidiaries, affiliates or owners. In keeping with these duties, JRO will use reasonable efforts to disclose to Company business opportunities that may become known to JRO pertaining to the Company's or any Portfolio Companies' business.

               c. JRO's Discretion. The Company will not require JRO to undertake any activity that would, in JRO's sole view, detract from JRO's image and reputation.

               d. Rules & Regulations. JRO shall at all times comply, to the best of JRO's ability, with all applicable laws, rules and regulations and those Company policies that are related to JRO's services.

  (i)  JRO agrees to disclose to the Company any conflicts of interest now existing or hereinafter developing during the term of this Agreement, including without limitation economic or ownership interests held in, or services provided to, any known competitor of Juro or any Portfolio Company.

  (ii)  JRO will provide the Company with any other information reasonably required for applicable tax, legal or regulatory purposes, including any Internal Revenue Service Forms or H.M. Revenue & Customs Forms.

     3.  Compensation. As compensation for services provided, JRO shall be entitled to the following:

               a. Company will pay to JRO an annual fee ("Base Fee") during JRO's engagement by the Company equal to $12,000 per year which shall be paid in juro USD. The Base Fee will be payable in arrears no less frequently than once every month.

               b. Subject to compliance with applicable regulations, the JRO shall be entitled to the incentive compensation and/or a sales commission's fee for each individual sale of a Juro System product or service, which was arranged solely through the Representative, based on the standardized compensation brackets by product / service below:

   Any Company securities (ie stocks, bonds, shares, Promissory Notes, options, rights, or warrants)

 Any Company or Trust Estate real estate / real property

   Sale of Juro Organization Concessions (when arranged solely by JRO and not associated to another compensation agreement)

   Sale of Nodes Juro Decentralized Network (when arranged solely by JRO and not associated to another compensation agreement)

     Capital Conversions of the Juro System (when arranged solely by JRO and not associated to another compensation agreement)

     Document Preparation Fees (via ISAAC LLP or Juro Affiliate)

  The above compensations shall be due and payable in full by the Company at such time as funds are received from the Company deriving from an Agreement between the Company and any person, persons or firm is executed which is registered as being originated by JRO after the date of the execution of this Agreement. A client registry form shall be executed by the JRO and the respective client and duly filed with the Company prior to the perfection of any transaction which the JRO is to be compensated. Compensation as per the scales herein shall only be paid for transactions which have properly filed executed client registry forms with the Company prior to transaction completion. Failure to file a duly executed client registry form with the Company shall invalidate and cancel any compensation due on a respective transaction.  The above scales are calculated every 30 days and the compensation basis is re-set every 30 days.

  The compensation represents a percentage of the net invoice of each sale.  The JRO shall be paid a pro rata portion of each partial or total payment(s) made by a customer on any individual sale equal to the applicable commission percentage provided above times the product of the ratio of the net invoice price to the total purchase price of the Products being sold multiplied by the actual payment(s) being made, which said commission payment(s) shall be payable to the JRO within the calendar week following any such partial or total payment(s) made by the customer up to the maximum total commission for each individual sale provided above.  The term "net invoice price" shall mean the total invoice price at which the sale is invoiced to the customer, but excluding shipping and mailing costs, taxes, insurance, any allowances or discounts granted to the customer and all charges for any installation or instruction (if applicable).

  There shall be deducted from any sums due the JRO:  an amount equal to compensation previously paid or credited to the JRO on sales where all or substantially all of the consideration relating to that has since been returned to the customer or in the event only a portion of such consideration has since been returned to the customer or allowances have been credited to the customer by the Company, the pro rata amount of previously paid or credited commissions on such returns or allowances.

  A pro rata amount of compensation previously paid or credited to the JRO on sales where less than the total purchase price of the Products is ultimately paid by the customer, whether by reason of the customer's bankruptcy, insolvency or for any other reason whatsoever that, in the Company's judgment, renders the account uncollectible in whole or in part, in that event, if any sums are later realized upon the uncollectible account, the Company will pay the JRO the percentage of commission applicable to the amount of the actual collection.

  When an order received by the Company through the JRO has been influenced by another of the Company's sales Representatives, the Company may, in its sole discretion, but shall not be required to, designate a commission split between the JRO and any one or more other authorized sales JRO(s), as the  case may be.  Any such commission split may be discussed with the JRO involved, but the Company shall make any decision in its own sole discretion, and any such decision shall be final.

  The parties to this Agreement expressly understand and agree that the JRO is an Agent and independent contractor in the performance of each and every part of this Agreement and is solely and personally responsible for all of his employees and agents, if any, and his labor costs and expenses arising in connection with them and for any and all claims, liabilities, damages and debts of any type whatsoever that may arise on account of the JRO's activities, or those of his employees or agents, in the performance of this Agreement.  The Company is in no manner associated or otherwise connected with the actual performance of this Agreement on the part of the JRO, nor with the JRO's employment of other persons or incurring of other expenses.  Except as expressly provided in this Agreement, the Company shall have no right to exercise any control over the activities or operations of the JRO.

  The JRO shall assume full responsibility for the proper reporting and payment of all federal, state and local taxes, contributions and / or special levies imposed or required under unemployment insurance, social security, income tax (state and federal), and / or other laws or regulations, with respect to the performance of the JRO and his employees and agents of this Agreement, and the JRO agrees to exonerate, indemnify and hold the Company harmless from any liability, loss, damage or claim arising against or incurred or paid by the Company by reason of any failure by the JRO fully or timely to assume said responsibilities.

   The JRO shall obtain such authorizations, licenses, permits and other governmental or regulatory agency approvals as are required for the performance of this Agreement by the JRO and / or his employees and agents, if any, and the Company shall have no responsibility for that and shall incur no liability arising from the Representative's possession, or lack of possession, of such requisite governmental authorizations and approvals.

   Responsibilities of JRO
   The JRO shall use his best efforts to adequately promote the sales and service of Juro products, services, tools, events, and solutions (collectively hereafter "Products"), worldwide on a continuing basis in adherence with good business practices and shall diligently perform all other duties as mutually agreed upon in this Agreement.

   The JRO shall solicit and forward to the Company orders for the Products so as to meet or exceed its quarterly sales quotas as established by the Company in its discretion from time to time, as applicable.

   In its sole discretion, the JRO shall employ sufficiently qualified employees and agents to assist in diligently performing all of its duties as mutually agreed upon in this Agreement, at the sole expense of the JRO.

   The JRO and his employees and agents shall establish contact and provide liaisons with key personnel of the Company's customers in the business area (1) prior to order requirements; (2) to service various technical needs and (3) to resolve product or service related problems.

   The JRO shall keep the Company informed as to any problems encountered with the Products and as to any resolutions arrived at for those problems and shall communicate promptly to the Company any and all modifications, changes or improvements of the Products suggested by any customer of the Company or by any employee or agent of the JRO.  The JRO further agrees that the Company shall acquire any and all rights and interests in any such suggested modifications, changes or improvements of the Products without the payment of any consideration for such either to the JRO, his employees or agents or to any customer.  The JRO further agrees to indemnify and hold the Company harmless from any and all claims, liability, damages or expense (including court costs and attorneys' fees) arising from or related to any misrepresentation made by the JRO (or by his employees or agents) to any person (including any employee or agent of the JRO or any customer) in connection with any possible payment or other possible consideration by the Company in exchange for any such suggested modifications, changes or improvements of the Products provided by the Company.

   The JRO shall supply the Company with copies of all correspondence sent by the JRO to the Company's customers.  Such correspondence shall include, but shall not be limited to, all letters, quotes, orders, taped telephone conversations, proposals and acknowledgment and all revisions and modifications to them.

   The JRO shall submit to the Company reports on a monthly basis containing such pertinent information about the customers, the Products and their distribution within the business area as the Company may reasonably request including, without limitation, credit information in connection with the customers, the volume and dollar amount of orders arising through the JRO, the names and other identification of all possible purchasers of the Products for such period and any pending negotiations for the sale of Products.

   The JRO shall submit to the Company a market sales forecast on the fifteenth day of March, June, September and December for each ensuing quarters during the term of this Agreement in form and substance satisfactory to the Company and including such information as the Company may reasonably request.

   The JRO shall assist the Company in promotional sales campaigns and attend trade and industry shows or conventions worldwide.

   The JRO shall comply with all order entry and sales lead follow-up procedures established by the Company.

   The failure of the JRO to comply with any of his obligations defined in (iv)(l) of this Agreement shall constitute a breach of this Agreement and shall entitle the Company to give notice to the JRO requiring the JRO to cure the breach.  If any such breach is not cured within thirty (thirty) days after receipt of such notice, the Company shall be entitled to immediately terminate this Agreement.

   Any reports, samples, demonstration equipment or sales tools that may, in the Company's sole discretion, be supplied to the JRO shall remain the property of the Company and shall be held by the JRO as a bailee of the Company.  The Company may charge the account of the JRO for any such samples, equipment or tools not returned to it in good order upon request.

   Company Responsibilities

   Company shall have the following responsibilities:  (1) provide the JRO with sales and technical information regarding the projects to be worked on and the Products; (2) provide the JRO with a reasonable amount of literature pertaining to the Company and to the projects to be worked on and the Products; (3) inform the JRO within a reasonable time of any changes in the projects being worked on and the Products, prices, terms of payment, delivery schedules and / or Product Warranties; (4) subject to the other terms and conditions of this Agreement, use its best efforts to fill accepted orders arranged through the Representative promptly, insofar as practical and consistent with the Company's various policies, production capacity and shipping schedule; and (5) compensate the JRO in accordance with this Agreement.

   Acceptance of Business

   All customer orders for Products submitted through the JRO according to this Agreement are subject to acceptance or rejection by an officer of the Company, and nothing contained in this Agreement obligates the Company to accept any such order placed through the JRO.  No quotation, order or sale will be binding upon the Company until so accepted and confirmed by the Company.  The Company will notify the JRO of the acceptance or rejection of all orders submitted through the JRO.  Despite any other provision of this Agreement, failure to fill all or part of any accepted order arising through the JRO for any reason whatsoever shall not render the Company liable to the JRO in any manner whatsoever.  The Company shall not be liable for any liability, damages or penalties for failure or delay in furnishing Products, materials or labor by reason of any cause whatsoever, nor shall the Company be liable for any incidental or consequential damages resulting from that.

   The JRO shall have no right, power or authority to bind or obligate the Company in any manner whatsoever or to affix his name or signature on behalf of the Company unless expressly authorized to do so in writing by the Company.  The JRO shall not have the right to use the name, logotype, trademarks or slogans of the Company without the written consent of the Company and any such use with such consent of the Company shall only be in the manner expressly approved by the Company.

   Representations

   The JRO shall have no right or authority, express or implied, directly or indirectly, to alter, change, enlarge, limit or otherwise modify the representations or warranties made by the Company in connection with the Products beyond those expressly contained in the Company's Purchase and Sale Agreement and the Company's Loan, Security and Storage Agreement, the respective offering circular, the respective prospectus, the respective private placement memorandum, the trust deed, T&C, and the TREASURY terms and conditions, as applicable, a copy of which is included in Appendix 1 and incorporated in this Agreement by this reference, collectively the "Juro Platform Agreements".  In addition, the JRO shall make no delivery promises inconsistent with the authorized delivery schedule of the Company in effect from time to time under this Agreement.  In the event that the JRO makes unauthorized representations, warranties or guarantees beyond those contained in the Product Warranty or makes promises in connection with the sale, use, distribution, handling or delivery of the Products that are inconsistent with the Company's policies, as existing from time to time or at any time, the JRO shall indemnify and hold the Company harmless from any expenses, claims, damages or liability of any nature arising from or related to any such unauthorized representations, warranties or guarantees or from any such inconsistent promises, including without limitation, court costs and attorneys' fees.

               c. JRO may receive from the relevant Portfolio Companies or affiliate companies compensation for service on Portfolio Boards generally in the same manner as non-Juro board members.

               d. JRO will be reimbursed for all reasonable expenses incurred during the term of JRO's engagement for travel, lodging, entertainment, and other business expenses in connection with Juro's business to the extent such expenses are consistent with Juro's internal reimbursement policies.

               e. During the term of the engagement, JRO will be provided with office space and administrative support at the Company's offices.

               f. During the term of the engagement, JRO will be required to be a holder of a minimum of 100 shares of Common Stock of the Company. At the time of engagement, JRO shall be provided with a one-time in-kind compensation of one hundred (100) shares of Common Stock of the Company. Evidence of said shares transfer to benefit the JRO shall be provided to JRO from the Company, and said shares shall be unrestricted.

     4.  Co-Investment Opportunities. To the extent permitted by applicable securities and other laws, JRO will be permitted to make personal investments without the imposition of any fees or carried interests in investments made by Juro and the Juro Funds during the term of JRO's engagement, provided that the amounts available for personal investment by JRO will be determined by the Company in a manner consistent with policies established for co-investments by JROs of Juro. Co-investments with respect to investments made by a particular Juro Fund may require JRO to make a commitment to invest in all investments acquired by such Juro Fund during the Term, in accordance with internal co-investment policies adopted by Juro with respect to such Juro Fund.

     5.  Equity Participation, JRO will be eligible to participate, on a case-by-case basis as determined by the Company in its sole discretion, in net incentive fees or net carried profits interest derived by Juro from transactions (the "Equity Incentives") in which JRO is materially involved in the sourcing, structuring, and engagement (the "Participation"). JRO's Participation shall be subject to applicable fund organizational documents and internal policies established by Juro related to the Equity Incentives, e.g. vesting and the effects of cross-collateralization, which may include a re-contribution or "clawback" obligation.

     6.  Termination. JRO's engagement with the Company will be terminable as follows:

               a. automatically on the first anniversary of the Commencement Date, unless this Agreement is renewed pursuant to a written agreement executed by JRO and the Company;

               b. automatically upon the death of JRO;

               c. by the Company for any reason with 30  days' written notice to JRO; or

               d. by JRO for any reason with 30  days' written notice to the Company.

               e. automatically by the Company for "Cause," if JRO has (i)  engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (ii) willfully engaged in conduct that he knows or, based on facts known to him, should know is materially injurious to the Company or any of its affiliates, (iii)  materially breached any material provision of this Agreement, (iv)  been convicted of, or entered a plea bargain or settlement admitting guilt for, any felony under the laws of the United States or of any state or the District of Columbia or any foreign jurisdiction (other than a traffic violation); or (v)  been the subject of any order, judicial or administrative, obtained or issued by the Securities and Exchange Commission ("SEC") or any similar securities regulatory agency of any country, for any securities violation including, for example, any such order consented to by JRO in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied; provided, however, that in the case of an event described above in clauses (i) through (iii), only if such Cause has not been corrected or cured by JRO within 30  days after JRO has received written notice from the Company of the Company's intent to terminate JRO's engagement for Cause and specifying in detail the basis for such termination.

  Upon any termination of the engagement, any accrued and unpaid Base Fee will be appropriately pro rated and paid through the date of termination.

     7.  Nondisclosure of Proprietary Information.

               a. Except as required in the faithful performance of JRO's duties hereunder or pursuant to subsection (c)  below, JRO will, in perpetuity, maintain in confidence and will not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to Juro or any Portfolio Companies or other business owned or operated, in whole or in part, by Juro or any Juro Funds or other affiliates (a "Juro Business"), including, without limitation, information with respect to Juro's or any Juro Business' operations, investment performance, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees and JROs or other terms of their engagement, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar medium containing any such confidential or proprietary information or trade secrets.

               b. Upon termination of JRO's engagement for any reason, JRO will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of Juro or any Juro Business which contain proprietary information or trade secrets, and all other materials, keys, equipment and any other Juro property or property of the Portfolio Companies.

               c. JRO may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof. In connection with any such subpoena or other legal process, JRO shall, promptly upon receipt of the subpoena or other process, make available to the Company and its counsel the documents and other information sought and will assist such counsel in resisting or otherwise responding to such process.

   d. JRO acknowledges that, in the course of performing his duties under this Agreement, he may obtain information relating to the Products and to the Company that is of a confidential and proprietary nature ("Proprietary Information").  Such Proprietary Information may include, but is not limited to, the Juro enterprise as defined in the Juro White Paper, the Juro Organization Irrevocable Trust Deed, the Juro Implementation Papers, the "juro.info" website, the juro.systems website, the "thejuro.net" website, trade secrets, know-how, inventions, copyrights, patents, techniques, processes, computer programs, schematics, data, customer lists, financial information and sales and marketing plans.  The JRO and his employees and agents shall at all times, both during the term of this Agreement and after its termination, keep in trust and confidence all Proprietary Information and shall not use such Proprietary Information other than in the course of his duties under this Agreement, nor shall the JRO or his employees and agents disclose any of such Proprietary Information to any person without the Company's prior written consent.  The JRO acknowledges that any such Proprietary Information received by the JRO shall be received as a fiduciary of the Company.  The JRO further agrees to immediately return to the Company all Proprietary Information in the JRO's possession, custody or control in whatever form held (including all copies of all written documents relating to that) upon termination of this Agreement or at any time, or from time to time, upon the request of Company.

     8.  Prohibited Competition.

               a. JRO will not (i)  directly or indirectly engage in or provide investment advisory or other personal services to any other private equity sponsor or any operating company competing directly with a Portfolio Company which JRO is advising, or has advised, at any time during the term of the engagement, or (ii)  engage in any Prohibited Competition (as defined below in Section  8(b), at any time during the term of his engagement or during the 12-month period following the expiration of his engagement, in each case, without the prior written consent of the Company; provided, however, JRO shall be permitted to (X)  make any personal investments permissible under applicable law and securities regulations unless such investment would be in a partnership or similar vehicle competing with a Juro partnership or vehicle attempting to secure the same investment (other than those investments made before the Commencement Date), and (Y)  serve on any board of directors of a company unless the company is a competitor to Juro or any company in which Juro owns a significant minority or controlling position.

               b. For purposes of this Agreement, "Prohibited Competition" means:
    (i)  soliciting or hiring, on JRO's behalf or on behalf of any other person, the services of any person who is known to be an employee of the Company, Juro or any Portfolio Company;

  (ii)  soliciting, contacting or identifying equity investors in any Juro Fund (to the extent that JRO knows that such person is an investor, directly or indirectly, in such fund) on behalf of any person; or

  (iii)  (A)  providing services to any person other than the Company with respect to an investment opportunity or transaction that (x)  JRO knows was being considered by the Company or any of the Juro Funds during the period of JRO's engagement, and (y)  had not been rejected by the Company or the Juro Funds during the period of JRO's engagement and/or (B)  investing in such a Juro investment opportunity.

               c. In the event the terms of this Section  9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     9.  Injunctive Relief; Survival.

               a. JRO recognizes and acknowledges that a breach of the covenants contained in Sections  7, 8, and 10 will cause irreparable damage to the Company and Juro and their goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, JRO agrees that in the event of a breach of any of the covenants contained in Sections  7, 8, and 10 in addition to any other remedy that may be available at law or in equity, the Company and Juro will be entitled to specific performance and injunctive relief.

               b. The rights and obligations of the parties arising under Sections  7, 8, and 10 of this Agreement shall survive, and will not be impaired by, the expiration of JRO's engagement by the Company.

     10.  Non-Disparagement. JRO and Juro covenant and agree that, in the event of termination of JRO's engagement, JRO shall not disparage Juro and its affiliates, and their respective principals and businesses, and Juro shall not authorize disparaging remarks regarding the JRO. The previous sentence shall not apply, however, in the case of any disparagement which is made (i)  in testimony pursuant to a court order, subpoena, or legal process, (ii)  to a court, mediator or arbitrator in connection with any litigation or dispute between Juro and JRO, (iii)  among the Juro entities, or (iv) exclusively to JRO in the course of Juro's supervision or review of JRO's performance. The parties further agree that Juro and JRO shall each be entitled (without posting bond or other security) to injunctive or other equitable relief, as deemed appropriate by any such court or tribunal, to prevent a breach of the other party's obligations set forth in this Section.

     11.  Indemnification.

               a. The Company (and/or each Juro investment fund to which JRO provides investment advice) will indemnify, defend and hold JRO harmless for all losses, costs, expenses or liabilities based upon or related to acts, decisions or omissions made by JRO in good faith during the Term while performing services on behalf of the Company or such investment fund (and/or any of its portfolio companies) within the scope of JRO's engagement by the Company, provided that such acts, decisions or omissions do not constitute fraud, willful misconduct or gross negligence. The indemnification of JRO shall, to the extent not in conflict with such insurance policy, be secondary to any and all payment to which JRO is entitled from any relevant insurance policy issued to or for the benefit of the Company and its affiliates or JRO. The indemnification of JRO hereunder shall also be secondary to any payment pursuant to any other indemnification obligation of any fund, portfolio company, or other non-Juro entity, including under any insurance policy issued to or for the benefit of such fund, portfolio company, or other non-Juro entity, in all cases, to the extent not in conflict with the applicable other indemnification or insurance contract. In the event of payment by the Company under this Agreement and pursuant to its indemnification obligations, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of JRO, including the rights of JRO under any insurance policies. The obligations of the Company and such investment funds under this Section  11 shall survive any termination of this Agreement.

               b. For any claims indemnified by the Company under Section 11(a) above, to the fullest extent permitted by law, the Company (and/or each Juro investment fund to which JRO provides investment advice) shall promptly pay expenses (including legal fees and expenses) incurred by JRO in appearing at, participating in or defending any action, suit, claim, demand or proceeding in advance of the final disposition of such action, suit, claim, demand or proceeding, including appeals, within 30  days after receipt by the Company of a statement or statements from JRO requesting such advance or advances from time to time. JRO hereby undertakes to repay any amounts advanced (without interest) to the extent that it is ultimately determined that he or she is not entitled under this Agreement to be indemnified by the Company. Such undertaking shall be unsecured and accepted without reference to the financial ability of JRO to make repayment and without regard to JRO's ultimate entitlement to indemnification under the other provisions of this
  Agreement. No other form of undertaking shall be required of JRO other than the execution of this Agreement. If a claim for indemnification (following the final disposition of such action, suit, claim, demand or proceeding) or advancement of expenses under this Section  12 is not paid in full within thirty (30)  days after a written claim therefor by JRO has been received by the Company, JRO may file proceedings to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

     12.  Binding on Successors. This Agreement will be binding upon and inure to the benefit of the Company, JRO and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

     13.  Complete Agreement. This Agreement contains the complete agreement and understanding concerning the consulting arrangement between the parties and shall supersede all other agreements, understandings or commitments between the parties as to such subject matter.

     14.  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     15.  Choice of Law. The parties acknowledge that this Agreement shall be governed and construed in accordance with the laws of Wyoming. The District Court, 1st Judicial District, Laramie County, Wyoming shall have exclusive jurisdiction for any disputes arising from this agreement. The court is located at Laramie County Complex, 309 West 20th Street, Room 3205, Cheyenne, Wyoming 82003-0787. In the event that civil procedure rules of the court require the jurisdiction to be moved to the Federal Courts, then the U.S. District Court of Wyoming shall have exclusive jurisdiction for the respective dispute. The U.S. District Court is located at 2120 Capitol Ave, Cheyenne, WY 82001.

     16.  Attorney Fees. If any legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to the reimbursement of reasonable attorney's fees in addition to any other relief to which he may be entitled.

      17.  Notice. All communications, notices and demands of any kind which either party may be required or may desire to give or serve upon the other party shall be made in writing and delivered by personal service to the other party or sent by telegraph or by first class certified mail, postage prepaid, return receipt requested.  Notice shall be considered given when delivered in person with a signed acknowledgment of service or on the fifteenth (15th) calendar day after being deposited in the United States Postal Service where proof of postage is provided (ie a tracking number and delivery report from the post office). Notices shall be addressed pursuant to the addresses provided in the first section of this Agreement unless either party gives notice to the other party of a change of address.

  Both parties have executed this Agreement and initialed the pages of this Agreement, on the day and year first written above and said date shall be deemed the effective date of this Agreement.

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